As filed with the Securities and Exchange Commission on April 17, 2026.

Registration No. 333-294977

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Blackstone Digital Infrastructure Trust Inc.

(Exact name of registrant as specified in governing instruments)

Blackstone Digital Infrastructure Trust Inc.

345 Park Avenue

New York, NY 10154

(212) 583-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

BX REIT Advisors L.L.C.

Rory Mouat

345 Park Avenue

New York, NY 10154

(212) 583-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Edgar J. Lewandowski Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000	Scott C. Chase Paul Hastings LLP 200 Clarendon Street, 49th Floor Boston, MA 02116 (617) 912-1800

Approximate date of commencement of proposed sale to the public: As soon as is practicable after this registration statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller Reporting Company	☐

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Blackstone Digital Infrastructure Trust Inc. is filing this Amendment No. 1, or “Amendment,” to its registration statement on Form S-11 (File No. 333-294977), or “Registration Statement,” solely to: (i) file exhibits 1.1, 5.1, 8.1, 10.1, 10.2, 10.5, 10.7, 21.1, 23.2, 23.3 and 24.1 and (ii) make conforming changes to Item 36 of Part II of the Registration Statement. No changes have been made to Part I or Part II of the Registration Statement other than this explanatory note as well as revised versions of the cover page and the exhibit list referred to in Item 36 of Part II of the Registration Statement. This Amendment does not contain a copy of the preliminary prospectus included in the Registration Statement, nor is it intended to amend or delete any part of the preliminary prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses, other than the underwriting discount, payable by us in connection with the sale of the shares of common stock being registered hereby. All amounts shown are estimates except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, Inc. filing fee.

Filing Fee—Securities and Exchange Commission	$13,810
Fee—Financial Industry Regulatory Authority, Inc.	15,500
Listing Fee		*
Fees of Transfer Agent		*
Fees and Expenses of Counsel		*
Printing Expenses		*
Fees and Expenses of Accountants		*
Miscellaneous Expenses		*

Total		*

*	To be filed by amendment.

Item 32.	Sales to Special Parties.

Not applicable.

Item 33.	Recent Sales of Unregistered Equity Securities.

On April 7, 2026, the registrant issued five shares of its common stock, par value $0.01 per share, to Blackstone Treasury Holdings III L.L.C., an affiliate of our Manager, for $100.00. The issuance of such shares of common stock was not registered under the Securities Act, because the shares were offered and sold in a transaction by the issuer not involving any public offering exempt from registration under Section 4(a)(2) of the Securities Act.

Item 34.	Indemnification of Directors and Officers.

Maryland law permits us to include a provision in our charter eliminating the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates our directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires us (unless our charter were to provide otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or certain other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Maryland law prohibits us from indemnifying a director or officer who has been adjudged liable in a suit by us or on our behalf or in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received; however, indemnification for an adverse judgment in a suit by us or on our behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits us to advance reasonable expenses to a director or officer upon our receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter obligates us, to the maximum extent permitted by Maryland law, to indemnify any individual who is made or threatened to be made a party to or witness in a proceeding by reason of his or her service:

•	as our director or officer; or

•

while a director or officer and at our request, as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise, from and against any claim or liability to which he or she may become subject or that he or she may incur by reason of his or her service in any of these capacities, and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter also permits us to indemnify and advance expenses to any individual who served any of our predecessors in any of the capacities described above and any employee or agent of us or any of our predecessors.

Furthermore, our officers and directors are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the underwriting agreement relating to this offering. See “Underwriting.”

We intend to enter into indemnification agreements with our directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Maryland law and our charter against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is therefore unenforceable.

In addition, our directors and officers are indemnified for specified liabilities and expenses pursuant to the organizational documents of certain of our subsidiaries.

The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this registration statement will provide for indemnification to our directors and officers by the underwriters against certain liabilities.

Item 35.	Treatment of Proceeds from Stock Being Registered.

Not applicable.

Item 36.	Financial Statements and Exhibits.

Following is a list of exhibits being filed as part of, or incorporated by reference into, this registration statement on Form S-11.

Exhibit number	Description

1.1	Form of Underwriting Agreement*

3.1	Articles of Amendment and Restatement of Blackstone Digital Infrastructure Trust Inc.**

3.2	Amended and Restated Bylaws of Blackstone Digital Infrastructure Trust Inc.**

5.1	Form of Opinion of Venable LLP regarding validity of the shares registered*

8.1	Form of Opinion of Simpson Thacher & Bartlett LLP regarding certain tax matters*

10.1	Form of Amended and Restated Limited Partnership Agreement of BXDC Operating Partnership LP*

10.2	Form of Management Agreement*

10.3	Form of Registration Rights Agreement**

10.4	Form of Data Center Lease Agreement**

10.5	Form of Stock Incentive Plan*†

10.6	Form of Director and Officer Indemnification Agreement**†

10.7	Form of Non-Employee Director Restricted Stock Award Agreement*†

21.1	Subsidiaries of the Registrant*

23.1	Consent of Deloitte & Touche LLP**

23.2	Consent of Venable LLP (included in the opinion filed as Exhibit 5.1)*

23.3	Consent of Simpson Thacher & Bartlett LLP (included in the opinion filed as Exhibit 8.1)*

24.1	Power of Attorney (included on signature pages to this Registration Statement)*

107	Calculation of Filing Fee Table**

*	Filed herewith.
**	Previously filed.
†	This document has been identified as a management contract or compensatory plan or arrangement.

Item 37.	Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby further undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in New York, New York, on the 17th day of April, 2026.

BLACKSTONE DIGITAL INFRASTRUCTURE TRUST INC.

By:	/s/ Anthony F. Marone, Jr.
Name: Anthony F. Marone, Jr.
Title: Chief Financial Officer and Treasurer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Nick Pell, Mike Forman, Anthony F. Marone, Jr. and Rory Mouat, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any or all amendments, including post-effective amendments to the registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement and power of attorney have been signed by the following persons in the capacities indicated on the 17th day of April, 2026.

Signature	Title

/s/ Nick Pell Nick Pell	Chief Executive Officer, President and Director (principal executive officer)

/s/ Anthony F. Marone, Jr. Anthony F. Marone, Jr.	Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)

/s/ Katharine A. Keenan Katharine A. Keenan	Chair of the Board of Directors

/s/ Thomas A. Bartlett Thomas A. Bartlett	Director

/s/ Christopher C. Capossela Christopher C. Capossela	Director

/s/ Michael Diverio Michael Diverio	Director

Signature	Title

/s/ Diane M. Morefield Diane M. Morefield	Director

/s/ Mark L. Myers Mark L. Myers	Director